EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports, relating to the financial statements of Northern Oil and Gas, Inc., as of December 31, 2012 and 2011, and for the years then ended, and the effectiveness of Northern Oil and Gas, Inc.’s internal control over financial reporting dated March 1, 2013, appearing in the Annual Report on Form 10-K of Northern Oil and Gas, Inc. for the year ended December 31, 2012.

 /s/ Deloitte & Touche LLP
Minneapolis, Minnesota
May 31, 2013